EX. 99.h.6

FORM OF COMPLIANCE AGREEMENT

BETWEEN COLUMBIA ACORN TRUST

AND AMERIPRISE FINANCIAL, INC.

THIS AGREEMENT (“Agreement”), is hereby made on May 1, 2010 by and between Columbia Acorn Trust (the “Trust”), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of each of its portfolio series (each, a “Fund” and collectively, the “Funds”), and Ameriprise Financial, Inc., a Delaware corporation (hereinafter called “Ameriprise”).

WITNESSETH:

WHEREAS, Riversource Fund Distributors, Inc. (“Distributor”), acts as the Funds’ underwriter pursuant to that certain Distribution Agreement dated May 1, 2010, between Distributor and the Trust (the “Distribution Agreement”);

WHEREAS, RiverSource Service Corporation (“Transfer Agent”) acts as the Funds’ transfer agent pursuant to that certain Shareholders’ Servicing and Transfer Agent Agreement dated May 1, 2010, between Transfer Agent and the Trust (the “TA Agreement”);

WHEREAS, Columbia Wanger Asset Management, LLC (“CWAM”), acts as the Funds’ investment adviser pursuant to that certain Amended and Restated Investment Advisory Agreement dated May 1, 2010 between CWAM and the Trust (the “Advisory Agreement”);

WHEREAS, RiverSource Investments, LLC (“Sub-Administrator”) acts as sub-administrator for the Funds pursuant to that certain Sub-administration Agreement dated May 1, 2010 between Administrator and CWAM (the “Sub-Administration Agreement,” and together with the Distribution Agreement, TA Agreement, Advisory Agreement and Sub-Administration Agreement, the “Agreements”);

WHEREAS, Distributor, Transfer Agent, CWAM and Sub-Administrator are subsidiaries of Ameriprise and are collectively referred to herein as the “Service Providers;” and

WHEREAS, the parties acknowledge that pursuant to Securities and Exchange Commission Rule 38a-1 the Funds must adopt and implement written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws by the Funds, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Funds.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

Ameriprise agrees to cooperate fully with any and all efforts by the Trust, its Chief Compliance Officer (the “Fund CCO”) and its board of trustees (the “Board”) to provide assurance to the Trust, the Fund CCO and the Board that it and each Service Provider have implemented effective compliance policies and procedures, as applicable, administered by competent personnel. In providing such assurance, Ameriprise agrees that Ameriprise or the applicable Service Providers will, with respect to matters (i) affecting the Funds specifically or (ii) general matters which could reasonably be expected to have a material adverse impact on the ability of the Service Providers or Ameriprise to operate an effective compliance program, do the following:

1.	hold periodic meetings between Ameriprise compliance personnel or its senior management and the Fund CCO, and provide to the Fund CCO periodic reports on Compliance matters relevant to each Service Provider;

2.	provide to the Fund CCO, promptly upon receipt, copies of reviews, inspection reports, deficiency letters, audit reports, periodic and special reports by regulatory bodies, consultants, and external as well as internal auditors relating to Ameriprise’s and/or the Service Providers’ compliance with applicable law and regulations, including reports by any entity appointed to review compliance policies and procedures by virtue of any order entered by the Securities and Exchange Commission or other regulatory authority;

3.	provide to the Fund CCO periodic reports regarding selling or revenue sharing agreements with fund intermediaries, and any other agreements, formal or informal, entered into by Distributor, including agreements that contain terms materially different from the form of selling agreement previously approved by the Board;

4.	inform the Fund CCO promptly of any material violation, or material weakness in the design or implementation, of Ameriprise’s or the Service Providers’ policies and procedures, including, but not limited to, those governing: investor disclosure (including maintenance of the Funds’ website), client commission practices, best execution of portfolio transactions, the code of ethics under Securities and Exchange Commission Rule 17j-1, anti-money laundering, privacy, IT security, sales practices, frequent trading and late trading;

5.

take appropriate steps to correct promptly any material violation, or material weakness in the design or implementation, of Ameriprise’s or the Service Providers’ policies and procedures; it being understood that the Board in its discretion may engage a third party selected by the Board, to assess whether Ameriprise or the Service Provider has adequately addressed the material violation or weakness previously identified (it being understood that Ameriprise or such Service Provider, as applicable, shall pay the reasonable expenses of such third party if (i) the Board determines that Ameriprise or such Service Provider has not promptly corrected such violation or weakness; (ii) the Trust provides Ameriprise or such Service Provider with prior written notice of the proposed engagement that identifies the anticipated cost and estimated expenses of such engagement; and (iii) Ameriprise consents to bearing such expenses, such consent not to be unreasonably withheld.);

6.	provide to the Fund CCO a full description of any waiver granted by Transfer Agent or Ameriprise from the frequent trading prohibitions imposed by the Funds;

7.	provide to the Fund CCO promptly reports concerning Distributor’s actions to suspend or limit the privileges of any entity with whom it has executed a Selling Agreement, and on-going efforts to seek to secure execution of appropriate certifications or revised Selling Agreements that ensure sales in conformity with the Funds’ prospectus limitations;

8.	provide the Fund CCO with prompt notice of any material changes in the policies and procedures of the Service Providers;

9.	report to the Fund CCO promptly any investor complaint regarding the Trust, including complaints about the distribution, marketing, operation or management of the Trust, or any complaint arising from the purchase or redemption of Fund shares;

10.	provide to the Fund CCO periodic reports from Transfer Agent: (a) regarding its implementation of Rule 22c-2; (b) reflecting its monitoring for and investigation of instances of possible frequent or late trading in the Fund shares; (c) regarding the imposition of required redemption fees; (d) regarding Transfer Agent’ efforts to implement appropriate internal controls such as aging and escalation procedures, to ensure timely management review and oversight of its policies and procedures;

11.	provide to the Fund CCO periodic reports from CWAM or Ameriprise with respect to client commission arrangements and fair valuation of portfolio securities;

12.	provide to the Fund CCO periodic reports from CWAM or Ameriprise regarding stale prices of securities or fair valuation methodologies for foreign securities;

13.	provide to the Fund CCO prompt reporting of any pricing errors, including impact on Net Asset Value; and

14.	hire, train and maintain sufficient compliance staff to implement effectively its policies and procedures, and provide the Fund CCO with information about its staffing efforts.

15.	during the periodic meetings referenced in paragraph 1 above, the Fund CCO and Ameriprise compliance personnel may discuss any concerns regarding the frequency and scope of any required reports previously provided or actions previously undertaken pursuant to this Agreement.

Ameriprise shall cooperate fully with the Fund CCO in the preparation of the annual compliance report, including providing support for all internal or externally provided testing reasonably requested by the Fund CCO; Ameriprise shall confer with the Fund CCO regarding the results of the annual review and take all reasonable steps to remedy any weaknesses identified in the Fund CCO’s Annual Reports.

In the event that the Board determines that Ameriprise or any of the Service Providers has materially breached the terms of this Agreement, the Board may in its discretion cause the Trust to suspend any and all payments to the Service Provider under the terms of the applicable agreement between the Trust and the Service Provider if such material breach is not cured in a timely fashion under the circumstances following written notice to Ameriprise or the Service Provider of such material breach. If Ameriprise or the Service Provider fails to or refuses to cure such material breach in a timely fashion under the circumstances after receiving written notice of such material breach, the Trust may retain all withheld payments after providing Ameriprise or the Service Provider with an opportunity to address the matter formally with the Board. If, as a result of such material breach, the Trust terminates the applicable agreement between the Trust and the Service Provider in accordance with the terms of that agreement, Ameriprise or the Service Provider shall timely deliver all books and records, including electronic data, that are the property of the Trust in a commercially reasonable manner at no additional cost to the Trust. Subject to the foregoing, if applicable, the Trust shall be responsible for (1) all additional expenses in connection with any agreed upon services provided by Ameriprise or the Service Provider, or an affiliate, not covered by the applicable agreement, and (2) any expenses, not related to services provided under the applicable agreement, in connection with the transition to the appointed replacement.

AMERIPRISE FINANCIAL, INC.

By:

COLUMBIA ACORN TRUST
on behalf of its portfolio series

By: